Exhibit 10.5

HOME FEDERAL BANCORP, INC. OF LOUISIANA
HOME FEDERAL BANK
EMPLOYMENT AND TRANSITION AGREEMENT

This EMPLOYMENT AND TRANSITION AGREEMENT (this “Agreement”), is made and entered into as of the 27th day of December 2012, between Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation (the “Corporation”),  Home Federal Bank, a federally chartered savings bank and a wholly owned subsidiary of the Corporation (the “Bank”), and Clyde D. Patterson (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as the Executive Vice President and Chief Financial Officer of both the Corporation and the Bank (the Corporation and the Bank are collectively referred to herein as the “Employers”);

WHEREAS, each of the Employers desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Employers on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employers and the Executive hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Base Compensation.  “Base Compensation” shall have the meaning set forth in Section 3(a) hereof.

(b)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(c)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for death, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

 (f)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g)           Effective Date.  The “Effective Date” of this Agreement shall mean January 1, 2013.

(h)           Good Reason.  “Good Reason” means the occurrence of any of the following conditions:

         (i)   any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, other than as set forth in Section 3(a), or (B) a material diminution in the Executive’s authority, duties or responsibilities as described in Section 2, other than as set forth in Section 2, or

        (ii)   any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

      (i)       IRS.  “IRS” shall mean the Internal Revenue Service.

     (j)    Notice of Termination.  Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Disability, Retirement or Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause or for death, which shall be effective immediately, and (iv) is given in the manner specified in Section 10 hereof.

(k)        Retirement.  “Retirement” shall mean a voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Bank’s 401(k) plan.

(l)           Separation from Service.  “Separation from Service” shall mean a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Corporation and the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Corporation, the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

(m)         SERP.   “SERP” shall mean the Supplemental Retirement Agreement being entered into between the Bank and the Executive as of the date hereof.

2.           Term of Service and Duties.

(a)           For up to two years commencing on the Effective Date, the Employers hereby employ the Executive as Executive Vice President and Chief Financial Officer and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement.  The Executive acknowledges and agrees that the Employers will be able to commence a search for (and hire) a successor Chief Financial Officer during the first two years of this Agreement.  If the Employers hire a successor Chief Financial Officer, the Employers may determine whether the Executive’s subsequent services through December 31, 2014 will transition to a part-time or consultant basis.

(b)           For the three years commencing on January 1, 2015 (or sooner if the Employers hire a successor Chief Financial Officer prior to such date and transition the Executive to a part-time or consultant basis prior to such date), the Executive agrees to serve the Employers on a part-time or consultant basis, as determined by the Employers.  The Executive agrees to retire effective as of December 31, 2017.

(c)           Nothing in this Agreement shall be deemed to prohibit the Employers at any time from terminating the Executive’s employment or service during the term of this Agreement for any reason, provided that the relative rights and obligations of the Employers and the Executive in the event of any such termination shall be determined under this Agreement. The termination of the Executive’s position as Executive Vice President and/or Chief Financial Officer during the term of this Agreement shall not result in termination of the Executive’s service as a director of either the Corporation or the Bank.

(d)           During the time that the Executive continues to serve as the Chief Financial Officer of the Employers, the Executive shall oversee the financial and accounting records of the Employers, prepare the financial reports, oversee the employees that report to him, and report directly to the President and/or Chief Executive Officer of the Employers.  Upon the hiring of a successor Chief Financial Officer, the Executive agrees to assist and train his successor for such transitional period as shall be mutually agreed to by the parties in good faith.   In addition, throughout the term of this Agreement, the Executive agrees to (i) manage shareholder communications and investor relations, (ii) oversee the stock benefit plans of the Employers, and (iii) perform such executive services for the Employers as may be assigned to him from time to time by the President and/or Chief Executive Officer of the Employers.  The parties reasonably anticipate that the level of bona fide services to be performed by the Executive following the hiring of a successor Chief Financial Officer will be sufficient to avoid having a Separation from Service occur prior to the Executive’s retirement on December 31, 2017.

(e)           During the term of this Agreement, the Board of Directors of the Corporation shall nominate the Executive to be a director of the Corporation when his term expires and recommend his election to the stockholders of the Corporation, subject to the fiduciary duties of the Board of Directors of the Corporation. In addition, the Corporation agrees to approve the Executive’s election as a director of the Bank throughout the term of this Agreement.

3.            Compensation and Benefits.

(a)           The Employers shall compensate and pay the Executive for his services during the first two years of the term of this Agreement a base compensation of $117,362 per year, which shall be reduced to a base compensation of $60,000 per year commencing January 1, 2015 for the last three years of the term of this Agreement (“Base Compensation”). The above dollar amounts may not be decreased during the specified portions of the term of this Agreement without the Executive’s express written consent.  In addition to his Base Compensation, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

(b)           During the term of this Agreement for as long as the Executive’s services satisfy the eligibility requirements of the applicable plan, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers, as well as the SERP.  The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Compensation payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Employers shall pay the premiums for the Executive’s Medicare supplemental insurance and dental insurance at no cost to the Executive.

(d)           During the term of this Agreement, in keeping with past practices, the Employer shall continue to provide the Executive with an automobile comparable to the one currently provided to him.  The Employer shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

(e)           Except as otherwise agreed between the Corporation and the Bank, (i) the Executive's compensation, benefits, and severance and (ii) expenditures made by the Executive on behalf of the Employers, as set forth in this Agreement, shall be paid by the Corporation and the Bank in the same proportions as the (A) time and services and (B) expenditures actually expended by the Executive on the business of the Corporation and the business of the Bank, respectively.  For this purpose, the Executive shall maintain, and provide to the Employers on at least a monthly basis, documentation of the time and expenses expended by the Executive on the business of each of the Corporation and the Bank. No provision contained in this Agreement shall require the Bank to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Corporation pursuant to this Agreement.

4.           Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, subject to such reasonable documentation and policies as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15th of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment or services hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment or services hereunder for any reason.

(b)           In the event that (i) the Executive’s employment or service is terminated by the Employers for Cause or (ii) the Executive terminates his employment or service hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive’s employment or service is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(d)           In the event that (y) the Executive’s employment or service is terminated by the Employers for other than Cause, Disability, Retirement or the Executive’s death or (z) such employment is terminated by the Executive for Good Reason, in each case either before or after a Change in Control occurs, then the Employers shall, subject to the provisions of Section 6 hereof, if applicable,

   (i)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to the following: (A) if the Date of Termination is on or before December 31, 2014, two (2) times the Executive’s then applicable Base Compensation paid by the Employers, and (B) if the Date of Termination is on or after January 1, 2015, an amount equal to the greater of the Executive’s Base Compensation for the remaining term of this Agreement or two (2) times the Executive’s then applicable Base Compensation;

   (ii)           pay the premiums for the Executive’s Medicare supplemental insurance and any group insurance, life insurance, accident insurance and disability insurance offered by the Employers in which the Executive was participating immediately prior to the Date of Termination (other than the continuation of any vacation time, sick leave or similar leave), for a period ending at the earlier of (A) twenty-four (24) months after the Date of Termination or (B) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no cost to the Executive, in each case subject to Sections 5(d)(iii) and (iv) below;

   (iii)           in the event that the continued payment by the Employers of the Medicare supplemental insurance premiums or any other insurance premiums provided in clause (ii) of this Section 5(d) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 5(d)(ii) any such arrangement or plan is discontinued, then the Employers shall at their election either (A) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such arrangements or plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (B) pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employer of paying such premiums for the benefit of the Executive until the two-year anniversary of his Date of Termination, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year; and

   (iv)           any insurance premiums payable by the Employers pursuant to Section 5(d)(ii) or (iii) shall be payable at such times and in such amounts (except that the Employers shall also pay any applicable portion of the premiums) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

(e)           Notwithstanding any other provision contained in this Agreement, if the time period for making any cash payment under Section 5(d) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank and/or the Corporation, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employers pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employers under Section 5 being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  In no event shall the payments and benefits payable under Section 5 exceed three times the Executive’s average taxable income from the Employers for the five calendar years preceding the year in which the Date of Termination occurs, with any benefits to be provided subsequent to the Date of Termination to be discounted to present value in accordance with Section 280G of the Code.  If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(ii) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Bank or the Corporation or otherwise.

8.           Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers shall determine are required to be withheld pursuant to any applicable law or regulation.

9.           Assignability.  The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:	Secretary
Home Federal Bancorp, Inc. of Louisiana
Home Federal Bank
624 Market Street
Shreveport, Louisiana 71101

To the Executive:	Clyde D. Patterson
At the address last appearing on
the personnel records of the Employers

      11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

13.           Nature of Obligations.  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

14.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

17.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings bank and its employees pursuant to Section 163.39(b) of the Office of the Comptroller of the Currency Rules and Regulations, 12 C.F.R. §163.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §163.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller or his/her designee, at the time the Comptroller or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

18.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

19.           Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

20.           Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	HOME FEDERAL BANCORP, INC. OF
LOUISIANA

/s/DeNell W. Mitchell	By:	/s/Daniel R. Herndon
DeNell W. Mitchell		Daniel R. Herndon
Corporate Secretary		Chairman of the Board

Attest:	HOME FEDERAL BANK

/s/DeNell W. Mitchell
DeNell W. Mitchell	By:	/s/Daniel R. Herndon
Corporate Secretary		Daniel R. Herndon
Chairman of the Board

EXECUTIVE

By:	/s/Clyde D. Patterson
Clyde D. Patterson